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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

June 28, 2006

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Delaware

(State or other jurisdiction of incorporation)

1-11605 (Commission File Number)	No. 95-4545390 I.R.S. Employer Identification No.

500 South Buena Vista Street

Burbank, California 91521

(818) 560-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement

On June 28, 2006, the Board of Directors of The Walt Disney Company, at the request of Director Steven P. Jobs, approved a modification to the Board’s compensation policy for non-employee Directors of the Company (other than the Chairman of the Board) to exclude Mr. Jobs from compensation under the policy.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Item 8.01 Other Items

On June 28, 2006, the Board of Directors of the Walt Disney Company elected independent Disney Director and former Procter & Gamble Chairman and Chief Executive Officer, John E. Pepper, Jr., to serve as non-executive Chairman of the Board, effective January 1, 2007. Mr. Pepper will succeed Senator George J. Mitchell, who has served as Chairman since March, 2004.

Last December, the Board of Directors requested that Senator Mitchell postpone his planned retirement at the 2006 Annual Meeting of Shareholders and stand for re-election to facilitate an orderly chairman succession process. With the selection of his successor as Chairman now in place, Senator Mitchell will step down as Chairman and retire from the Board on December 31, 2006.

John Pepper, 67, was named Chairman and Chief Executive Officer of Procter & Gamble in 1995 and retired from Proctor & Gamble in 2002, after 38 years of service. In 2003, he retired as chairman of the Executive Committee of the Procter & Gamble Board of Directors. As Chief Executive Officer of Procter & Gamble, he helped lead the company's business in developing markets, particularly Eastern and Central Europe and China. From 2004 to 2006 he was vice president for Finance and Administration at Yale University. Mr. Pepper currently serves as Chief Executive Officer of the National Underground Railroad Freedom Center.

Mr. Pepper began his career with Procter & Gamble in 1963, was named general manager of Procter & Gamble Italia in 1974 and promoted to group vice president in 1980. In 1984, Mr. Pepper was elected to the company's board of directors and in 1986 was named president. He served as Successor Trustee of the Yale Corporation from 1995 to 2003, which included election by his peers to the post of senior fellow for his last 2 years.

Mr. Pepper is a director of Boston Scientific Corp and of PSI (Population Services International), and serves on the executive committee of the Cincinnati Youth Collaborative.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Walt Disney Company

By:	/s/ Roger J. Patterson
Roger J. Patterson
Vice President, Counsel Registered In-House Counsel

Dated:	June 28, 2006